Ogier

Bon Natural Life Limited

D +852 3656 6061
E florence.chan@ogier.com

Reference: FYC/JLI/180371.00004

16 December 2022

Dear Sirs

Bon Natural Life Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the **Form S-8**), as filed with the United States Securities and Exchange Commission (the **Commission**) under the United States Securities Act 1933, as amended (the **Act**) on or about the date hereof. The Form S-8 relates to the Company's adoption of 2022 Equity Incentive Plan as approved by the board of directors of the Company on 28 October 2022 and by the shareholders of the Company at the extraordinary general meeting of the Company held on 28 November 2022 (the **2022 Equity Incentive Plan**).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1 Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the **Documents**):

(a) the certificate of incorporation of the Company dated 11 December 2019 issued by the Registrar of Companies of the Cayman Islands (the **Registrar**);

(b) the amended and restated memorandum and articles of association of the Company adopted by special resolutions dated 28 November 2022 (respectively, the **Memorandum** and the **Articles**);

(c) a certificate of good standing of the Company dated 8 August 2022 (the **Good Standing Certificate**) issued by the Registrar in respect of the Company;

(d) a copy of the register of directors of the Company filed with the Registrar on 27 July 2022 (the **ROD**);

(e) the shareholder list of the Company as at 26 July 2022 maintained by VSTOCK TRANSFER and provided to us by the Company (together with the ROD, the **Registers**);

(f) the Form S-8;

(g) a copy of the written resolutions of all the directors of the Company dated 28 October 2022 approving, among other things, the Company's adoption of 2022 Equity Incentive Plan(the **Board Resolutions**);

(h) a copy of the minutes of the extraordinary general meeting of the Company held on 28 November 2022 (the **EGM**) approving, among other things, the Company's adoption of 2022 Equity Incentive Plan (the **Minutes of the EGM**, and together with the Board Resolutions, the **Resolutions**);

(i) a certificate from a director of the Company dated 15 December 2022 as to certain matters of fact (the **Director's Certificate**); and

(j) a copy of the 2022 Equity Incentive Plan.

2 Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a) all original documents examined by us are authentic and complete;

(b) all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c) all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d) each of the Good Standing Certificate, the Registers, the Director's Certificate and the 2022 Equity Incentive Plan is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e) the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f) all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked to show changes from a previous draft, all such changes have been accurately marked;

(g) the Board Resolutions have been duly passed in accordance with the Company's articles of association then in effect and remains in full force and effect;

(h) the resolutions passed at the EGM as documented in the Minutes of the EGM remains in full force and effect and the EGM referred to in the Minutes of the EGM was properly convened and held in accordance with the Company's articles of

association then in effect, a quorum was present throughout the EGM and the Minutes of the EGM provided a complete and accurate record of the proceedings descried therein;

(i) each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the 2022 Equity Incentive Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated by the 2022 Equity Incentive Plan which has not been properly disclosed in the Board Resolutions;

(j) neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company's property or assets;

(k) the maximum number of shares which the Company is required to issue under the 2022 Equity Incentive Plan to fulfil its obligation (the **ESOP Shares**) will not exceed the Company's authorised share capital then in place and the consideration payable for each ESOP Shares shall be no less than the par value of US$0.0001 each; and

(l) there is nothing under any law (other than the laws of the Cayman Islands), that would or might affect the opinions herein.

3 Opinions

On the basis of the examination of the Documents and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a) The Company has been duly incorporated as an exempted company in the Cayman Islands and is validly existing and in good standing with the Registrar.

Authorised Shares

(b) Based solely on the Memorandum, the authorised share capital of the Company is US$50,000 divided into (i) 450,000,000 ordinary shares of a nominal or par value of US$0.0001 each and (ii) 50,000,000 preference shares of a nominal or par value of US$0.0001 each.

Valid Issuance of ESOP Shares

(c) The ESOP Shares to be issued under the 2022 Equity Incentive Plan have been duly authorised by all necessary corporate actions of the Company under the Memorandum and Articles and, upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, the Resolutions and the terms of the 2022 Equity Incentive Plan and once consideration of not less than the par value is fully paid per ESOP Share in accordance with the 2022 Equity Incentive Plan to the Company, the ESOP Shares will be validly issued, fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance of the ESOP Shares, the shareholders recorded in the register of members

of the Company will be deemed to have legal title to the shares of the Company set out against their respective name.

4 Limitations and Qualifications

4.1 We offer no opinion:

(a) as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2022 Equity Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b) except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2 Under the Companies Act (Revised) (**Companies Act**) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3 In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5 Governing law of this opinion

5.1 This opinion is:

(a) governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b) limited to the matters expressly stated in it; and

(c) confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2 Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6 Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the 2022 Equity Incentive Plan is effective.

Yours faithfully

Ogier